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                                                                   EXHIBIT 11.1




                           ARV Assisted Living, Inc.
                         Computation of Loss Per Share



                                              Year Ended March 31,
                                           ---------------------------
                                            1997      1996      1995
                                           -------   -------   -------
                                              (In thousands, except
                                                 per share data)
Loss before extraordinary loss             $(1,388)  $  (965)  $(2,999)
Preferred dividends declared                    --       351       398
                                           -------   -------   -------

Loss before extraordinary loss available
 to common shareholders                     (1,388)   (1,316)   (3,397)
                                           =======   =======   =======

Loss per common share before
 extraordinary loss                        $ (0.15)  $ (0.21)  $ (0.69)
                                           =======   =======   =======

Extraordinary loss, early extinguishment
 of debt, net of tax benefit of $231       $  (386)       --        --
                                           =======   =======   =======

Extraordinary loss per common share        $ (0.04)       --        --
                                           =======   =======   =======

Loss per common share                      $ (0.19)  $ (0.21)  $ (0.69)
                                           =======   =======   =======

Weighted average shares outstanding          9,400     6,246     4,903
                                           =======   =======   =======